Exhibit 10.01

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made effective as of February 9, 2006, and is entered into by and between VANTAGEMED CORPORATION, a Delaware corporation, whose address is 11060 White Rock Road, Suite 210, Rancho Cordova, California 95670 (“VMDC”) and PRAXIS, L.P., a Hawaii limited partnership, whose address is Ala Moana Pacific Center, Suite 1800, 1585 Kapiolani Boulevard, Honolulu, Hawaii 96814-4500 (“Praxis”).

R E C I T A L S:

WHEREAS, VMDC has decided to sell certain assets pertaining to its physician practice management business in the State of Hawaii (the “Business”) and to cease doing business in the State of Hawaii to the extent and subject to the terms and conditions of this Agreement;

WHEREAS, Praxis desires to purchase those assets and to assume certain contracts and other liabilities of VMDC pertaining to the Business subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, VMDC and Praxis, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                   Definitions.  The following terms shall have the following definitions in this Agreement:

“Agreement”:  This Asset Purchase Agreement, including all exhibits and schedules attached hereto, by and between VMDC and Praxis.

“Assets”:  The assets to be transferred to Praxis pursuant to the terms of this Agreement.  The Assets shall be comprised of: (a) all furniture, fixtures and equipment used in the Business, as more particularly described in Exhibit “A”; (b) one data extract from VMDC’s Customer First CRM database relating to the Business; (c) all of the in-stock inventory of the Business, including computer hardware parts as more particularly described in Exhibit “A”; (d) all VMDC Accounts Receivable; (e) all Customer Contracts, all customer and vendor lists and records used in the Business, all billing records for current customers of VMDC who are located in the State of Hawaii, and all procedure and operations manuals pertinent to and exclusively used in connection with the Customer Contracts; (f) all files and related documentation and correspondence with respect to current customers of VMDC located in the State of Hawaii, including (without limitation) all customer technical support files for VMDC Medical ABC software and related HIPAA software solution; (g) a fully-paid perpetual license, with the right to sublicense, under all copyright, trade secret and other rights (exclusive in the State of Hawaii and nonexclusive outside of Hawaii) to make and distribute copies and derivative works, publicly perform, display and otherwise use all versions of the VMDC Medical ABC software, related HIPAA software solution, and all workarounds, updates, drivers, interfaces, patches and fixes therefor, together with copies thereof in source code and object code forms, together with all documentation for all the foregoing, and all embedded, run-time and other licenses necessary to use, support, maintain and upgrade such VMDC Medical ABC and related HIPAA software in the State of Hawaii; (h) the Software Licenses; (i) copies of all databases and other information technology owned by VMDC and pertaining exclusively to the Business, including any vendor and customer databases pertaining exclusively to the Business; (j) a non-exclusive license of VMDC’s claims and statements module with the Great Plains software and (k) the “Pacific Software” trade name and the web address www.pacificsoftware.net.  The Assets shall not include the Excluded Assets.

“Assumed Liabilities”:  Assumed Liabilities means VMDC’s obligations under the Customer Contracts (including Deferred Revenues) and Software Licenses assigned to Praxis as part of the Assets arising from and after the Closing Date.

“Billing Service Contracts”:  The VMDC Billing Services Agreements with approximately forty six (46) customers of VMDC included in the Customer Contracts.

“Closing” or “Closing Date”:  The date of closing of the transaction contemplated by this Agreement, which Closing shall occur on or before February 9, 2006.

“Customer Contracts”:  The customers and customer contracts of VMDC listed in Exhibit “B-1;” which customers and customer contracts are being assigned to Praxis pursuant to the terms of this Agreement.  Notwithstanding any other provision in this Agreement, Praxis shall not accept the assignment and/or assume liability with respect to any Billing Service Contract set forth in Exhibit “B-1”: (a) unless the customer selects Option 2 in the Customer Letter in the form attached hereto as Exhibit B-2, thereby waiving any claims against Praxis for pre-Closing services rendered by VMDC, or (b) if the customer selects Option 1 in the Customer Letter, and executes a new agreement for billing services with Praxis.

“Customer Letter”:  The form of a letter that will be sent to VMDC customers attached hereto as Exhibit B-2, providing three options: (1) enter into a new billing services contract with Praxis, (2) consent to the assignment of the Billing Services Contract to Praxis and waive claims against Praxis for pre-Closing services rendered by VMDC, or (3) terminate the Billing Service Contract.

“Deferred Revenues”:  Deferred Revenues means amounts billed and collected by VMDC prior to the Closing Date under Customer Contracts and Billing Service Contracts for services to be performed by Praxis after the Closing Date.

“Effective Date”:  The date of execution of this Agreement as indicated in the recitals.

“Excluded Assets”:  All of the assets of VMDC not included in the Assets, including but not limited to (a) cash and cash equivalents existing as of the Closing Date; (b) other current assets as of the Closing Date; (c) the Leased Premises; (d) the Helper Software customers, which are primarily behavioral health oriented accounts, or the Helper Software operations based in Boston; (e) VMDC’s Customer First CRM database (except for one data extract that will be provided as part of the Assets); (f) the Billing Service Contracts not assumed by Praxis pursuant to Option 1 or Option 3 in the Customer Letters executed by VMDC customers; and (g) any rights to any other software owned or licensed by VMDC including RidgeMark, ChartKeeper, Openings and SecureConnect (it being understood that Praxis will be provided with a license as specified in Exhibit “C” and some Hawaii-based clients use and are expected to continue to use these VMDC products).

“Leased Premises”:  VMDC’s leased premises at 537 Pensacola Street, Honolulu, Hawaii 96814.

“Noncompetition Agreement”: The agreement described in Section 3.4 pursuant to which VMDC shall agree not to compete in Hawaii for a three (3) year period after the Closing Date.

 “Purchase Price”:  The purchase price for the Assets as set forth in Section 3.1.

“Software and Service Agreement”:  The Software License Support and Services Agreement attached as Exhibit “D” by and between VMDC and Praxis pursuant to which VMDC will (a) provide the Software Licenses to Praxis,  (b) provide Transition Management Services to Praxis; and (c) provide technical support, transaction processing and update releases for the licensed RidgeMark software described under Software Licenses below.

“Services Fees”:  The fees payable by Praxis to VMDC pursuant to the Software and Service Agreement as set forth in Section 3.1.

“Software Licenses”:  The software licenses listed in the Software and Service Agreement attached as Exhibit “D,” with respect to which VMDC is a party and which are being assigned to Praxis pursuant to the terms of this Agreement.  Praxis acknowledges and agrees that the software licenses for RidgeMark and RidgeMark’s HIPAA software are limited to use in Hawaii and that technical support for such RidgeMark software will be provided to Praxis pursuant to the Software and Service Agreement attached as Exhibit “D.”

“Transition Management Services”:  The services to be performed post-Closing, as more fully described in the Software and Service Agreement attached hereto as Exhibit “D,” including those services provided by VMDC employees Liesel Loesch, Philip Ranger and Mark Cameron.

“VMDC Accounts Receivable”:  All of VMDC’s accounts receivable associated with Customer Contracts as of February 7, 2006.

ARTICLE 2

PURCHASE OF THE ASSETS

Section 2.1                                   Sale and Purchase of the Assets.  Subject to the terms and conditions of this Agreement, VMDC hereby agrees to sell and convey to Buyer, and Praxis hereby agrees to purchase and acquire from VMDC, the Assets.

Section 2.2                                   Assumed Liabilities; Use of Leased Premises.  In connection with Praxis’ purchase of the Assets, Praxis shall not assume or have any liability for, or in any manner be responsible for, any liabilities or obligations of VMDC of any nature or kind, except the Assumed Liabilities, from and against which VMDC agrees to indemnify and hold Praxis harmless.  Praxis shall not assume the lease for the Leased Premises, but Praxis shall have complete access to and use of the Leased Premises through March 31, 2006; provided, however, that Praxis reimburse VMDC for the lease rent at the monthly rate of $15,317.53 plus janitorial services, parking, utilities and incidental expenses pertaining to the Leased Premises (excluding subleased areas) for that period (“Rent Reimbursement”).  The monthly rental amount has been adjusted to reflect $1,650.00 in monthly sublease rental income due to VMDC from third parties. Praxis shall pay VMDC the Rent Reimbursement within 10 days after being invoiced by VMDC.    Praxis shall at all times act in a manner consistent with the occupation of the leased premises, with due care for the condition of the premises, and shall indemnify and hold VMDC harmless from and against any damage, loss or expense caused directly or indirectly by the negligence of Praxis.  In no event shall such indemnity provided in this Section 2.2 by Praxis exceed in the aggregate the Purchase Price paid by Praxis.  This indemnification provision shall be the sole remedy of VMDC in the event of such negligence of Praxis.

ARTICLE 3

PURCHASE PRICE; SERVICE FEE

Section 3.1                                   Purchase Price; Service Fee.  The purchase price payable for the Assets shall be equal to Five Hundred Eighty Thousand Dollars ($580,000.00) with no deduction or adjustment for any Deferred Revenues as of the Closing Date (“Purchase Price”).  In addition, Praxis shall pay VMDC the Service Fees plus related travel expenses set forth in the Service Agreement.

Section 3.2                                   Payment of Purchase Price.  The Purchase Price plus the initial Twenty-Five Thousand Dollars ($25,000) as described in the Software and Services Agreement shall be payable on the Closing Date via wire transfer of immediately available funds to an account provided to Praxis by VMDC..

Section 3.3                                   Purchase Price Allocation.  The allocation of the Purchase Price to the various types of the Assets shall be as set forth on Schedule 3.3 hereto.  The parties shall file all federal and state tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation, and shall each use their commercially reasonable efforts to sustain such allocation in any subsequent tax audit or tax dispute.  VMDC and Praxis each agrees to file IRS Form 8594, and all federal, state, and local tax returns, in accordance with such allocation.  Praxis shall pay when due any excise taxes payable with respect to the sale of Assets hereunder and shall make all required filings in the State of Hawaii in connection with sale of Assets hereunder.  The obligations set forth in this Section 3.3 shall survive the Closing.

Section 3.4                                   Noncompetition Agreement.  In connection with and as a condition to Praxis’ purchase of the Assets, VMDC shall enter into a Noncompetition Agreement, in the form attached hereto as Exhibit “E,” pursuant to which VMDC shall agree to refrain, during the three-year period after the Closing Date, from owning, operating, financing, participating in any manner in, or supporting any business competitive with the Business in the State of Hawaii.  Notwithstanding the foregoing, the Noncompetition Agreement will permit VMDC to sell its Helper software on the internet to customers in Hawaii; provided, however, that VMDC does not employ or otherwise provide local support for the software in Hawaii.  Further, the foregoing provision shall not prohibit VMDC from providing wind-down services for up to a 90 day period after Closing, through an arrangement with Praxis as described in Section 9.5, to existing billing service customers who elect not to consent to transfer of their agreement to Praxis prior to termination of such agreements.

ARTICLE 4

THE CLOSING

Section 4.1                                   Actions at Closing.  At the Closing on the Closing Date:

(a)                                  Documents to Be Executed and Delivered by VMDC.  VMDC shall execute and/or deliver to Buyer:  (i) the Software and Services Agreement; (ii) the Noncompetition Agreement; (iii) the Interim Billing Services Agreement in the form attached hereto as Exhibit “C”

(iv) the Assignment, Bill of Sale and Assumption Agreement for the Assets and Assumed Liabilities in the form attached hereto as Exhibit “F”; (v) the Assignment of Trade Name and Unregistered Trademarks for the trade name “Pacific Software” and any unregistered trademarks that are part of the Assets in the form attached hereto as Exhibit “G”; , (vi) a Tax Clearance, in the form attached hereto as Exhibit “H”, as approved by the State of Hawaii Department of Taxation, confirming that VMDC owes no taxes that might constitute a claim against the Assets; (vii) a Certificate of Good Standing for VMDC issued by the State of Hawaii Department of Commerce and Consumer Affairs not more than thirty (30) days prior to the Closing Date; and (viii) a Certificate of Resolutions by the board of directors of VMDC evidencing the intention and the authority of VMDC to enter into this Agreement and consummate the transactions contemplated hereunder.

(b)                                  Documents to Be Executed and Delivered by Buyer.  Praxis shall deliver to VMDC: (i) the Purchase Price and Service Fees payable on the Closing Date by wire transfer; (ii) the Software and Services Agreement; (iii) the Interim Billing Services Agreement, (iv) the Assignment, Bill of Sale and Assumption Agreement for the Assets and Assumed Liabilities; and (v) a Certificate evidencing approval of this Agreement by the board of directors of Praxis’ general partner in conformity with Praxis’ partnership agreement and the intention and evidencing the authority of Praxis to enter into this Agreement and consummate the transactions contemplated hereunder.

(c)                                  Closing Procedures.  Upon the performance by both of the parties hereto of all of the parties’ respective closing obligations on or prior to the Closing on the Closing Date, and parties’ receipt of the documents and funds required herein, (i) VMDC or its legal counsel shall deliver to Praxis the Software and Services Agreement, the Noncompetition Agreement, the Interim Billing Services Agreement, the Assignment, Bill of Sale and Assumption Agreement for the Assets and Assumed Liabilities, the Assignment of Trade Name and Unregistered Trademarks, the Tax Clearance, the Certificate of Good Standing, and the Certificate of Resolutions described in Section 4.1(a)(i) through 4.1(a)(ix); and (ii) Praxis or its legal counsel shall deliver to VMDC the Purchase Price and Service Fee, the Software and Services Agreement, the Interim Billing Services Agreement, the Bill of Sale and Assumption Agreement for the Assets and Assumed Liabilities, and the Certificate described in Section 4.1(b)(i) through 4.1(b)(v).

(d)                                  Execution and Delivery of Incidental Closing Documents.  Each of the parties shall execute and deliver to the other party such additional instruments and documents as set forth in this Agreement or as may be reasonably requested in order to carry out and consummate the transactions contemplated hereunder.

Section 4.2                                   Conditions of Closing; Execution and Delivery of Certain Related Documents and Instruments.  VMDC’s obligation to close the sale of the Assets as contemplated by this Agreement and Praxis’ obligation to close Praxis’ purchase of the Assets shall be contingent upon and subject to satisfaction of the following respective conditions:

(a)                                  Conditions to VMDC’s Obligation to Close.  VMDC’s obligation to close the sale of the Assets shall be contingent upon and subject to the following conditions (i) all of Praxis’ representations and warranties shall continue to be true and accurate in all material respects as of the Closing Date, (ii) Praxis shall have performed and complied in all material respects with all of Praxis’ covenants under this Agreement through the Closing, and (iii) Praxis shall have executed and delivered all of the documents, instruments, and certificates required to be delivered by Praxis at Closing pursuant to Section 4.1(b).

(b)                                  Conditions to Praxis’ Obligation to Close.  Praxis’ obligation to close the purchase of the Assets shall be contingent upon and subject to satisfaction of the following conditions: (i) all of VMDC’s representations and warranties shall continue to be true and accurate in all material respects as of the Closing Date, (ii) VMDC shall have performed and complied in all material respects with all of VMDC’s covenants under this Agreement through the Closing, and (iii) VMDC shall have executed and delivered all of the documents and instruments, and certificates required to be delivered by Praxis at Closing pursuant to Section 4.1(a).

ARTICLE 5

CONDITION OF ASSETS

Praxis agrees that, except as provided in Section 6.1 below, neither VMDC nor any agent, broker, director, officer, employee, servant, adviser, attorney, or representative of VMDC has made any warranties, representations, or guarantees, express, implied or statutory, written or oral, respecting any part or all of the Business or the Assets, or any matters pertaining thereto, and that, upon closing, Praxis shall purchase the Assets “AS IS, WHERE IS.”  PRAXIS FURTHER ACKNOWLEDGES THAT, EXCEPT AS SPECIFIED IN Section 6.1 BELOW OR ELSEWHERE IN THE AGREEMENT, VMDC MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND NO WARRANTY OF NON-INFRINGEMENT, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY PERSONAL PROPERTY OR ANY FIXTURES.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 6.1                                   Representations and Warranties of VMDC.  VMDC hereby represents and warrants that:

(a)                                  Corporate Existence.  VMDC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power to carry on the Business as now being conducted and to own and operate the property and assets now owned and operated, including specifically the Assets.

(b)                                  Corporate Power and Authority.  VMDC has full corporate power and authority to enter into, perform, and carry out this Agreement.  All corporate action necessary to authorize the execution, delivery, and performance of this Agreement by VMDC has been duly taken.  This Agreement has been duly executed and delivered by VMDC, and all other documents or agreements that are to be executed and delivered by VMDC as described in Section 4.1(a) shall, upon Closing, have been duly executed by VMDC and shall constitute legal, valid, and binding obligations of VMDC enforceable in accordance with their respective terms.

(c)                                  Absence of Breach.  Neither the execution and delivery of this Agreement by VMDC and the compliance by VMDC with the terms and conditions hereof nor the consummation by VMDC of the transactions contemplated hereby will (i) result in or constitute a default, breach, or violation of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of VMDC, (ii) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any material governmental permit or license issued to, VMDC, or (iii) conflict with, result in a breach of, constitute a default or event of default under (whether by notice or the lapse of time or both), or require any consent, authorization, or approval in connection with any material indenture, mortgage, lien, lease, agreement or instrument to which VMDC is a party or by which VMDC may be bound.

(d)                                  Financial Statements.  The financial statements provided by VMDC to Praxis regarding the Business fairly and accurately present the results of operations, cash flow and expenses of the Business for the periods referred to in such statements.

(e)                                  Ownership of Assets.  VMDC has good and marketable title to the Assets, and the Assets are subject to no liens, mortgages, pledges, encumbrances or similar charges of any kind.  Prior to the Closing, VMDC will deliver a UCC-1 report from the Bureau of Conveyances to Praxis showing that the Assets are free and clear of liens and encumbrances reported to the Bureau of Conveyances.  The VMDC Medical ABC software being transferred under this Agreement does not infringe on the intellectual property rights of others and to the knowledge of VMDC, none of the software being licensed to Praxis hereunder or under the Software and Services Agreement infringes on the intellectual property rights of others.  On Closing, VMDC shall assign and transfer good and marketable title in and to the Assets to Buyer, subject to no liens, mortgages, pledges, encumbrances or similar charges of any kind.

(f)                                    Customer Contracts.  Exhibit “B-1” contains a complete and accurate list of all the Customer Contracts with a status field for each contract indicating whether the contract is formally terminated or active.  Full, complete and correct copies of all of the Customer Contracts have been provided to Praxis.  VMDC has not breached any material term of any Customer Contracts.  VMDC has not received any notice, nor does VMDC have any knowledge, that any party is in breach of a Customer Contract listed as active or that any party to a Customer Contract is considering a termination or modification of such Customer Contract.

(g)                                 Software Licenses. Exhibit “D” contains a complete and accurate list of all the Software Licenses (to the extent not included on Exhibit “B-1”).  Full, complete and correct copies of all of the Software Licenses have been provided to Praxis.  VMDC has not breached any material term of any Software License.  VMDC has not received any notice, nor does VMDC have any knowledge, that any party is in breach of a Software License or that any party to a Software License is considering a termination or modification of such Software License.  All necessary licenses for Praxis to use, support, maintain and upgrade VMDC Medical ABC Software and related HIPAA software solution will be assigned to Praxis on the Closing Date.  The source code to be delivered by VMDC is for the current versions of the software being transferred to Praxis.  Praxis will be licensed to use all the compilers that are being delivered, without any fee, approval, notice or other requirements.  The source code that is being delivered, when compiled using the compilers that are being delivered, will result in object code for all of such software that performs substantially in accordance with any documentation for such software.

(h)                                 Compliance with Laws.  To the knowledge of VMDC management, VMDC is currently in compliance, in all material respects, with all applicable laws relating to the Business.

(i)                                    No Litigation.  No litigation, proceeding or controversy that materially and adversely affects the Business or the Assets (including, without limitation, material unsettled claims) is pending or, to the knowledge of VMDC management, threatened by or against VMDC before any court, government agency or any other administrative body.

(j)                                    Third Party Consents.  Except for the consents required under the Billing Services Contracts, VMDC will deliver to Praxis at Closing written consents of all customers, software licensors, other third parties required in connection with the assignment of the Customer Contracts and Software Licenses to Praxis.  No consent, approval, permit, order or authorization from any federal, state or local governmental authority is required in connection with the consummation of the transaction contemplated by this Agreement other than such consents and approvals as shall have been obtained.

(k)                                Employees.  VMDC currently has twenty-seven (27) employees associated directly with the Business.  VMDC is not a party to any collective bargaining agreements and does not have any contracts, other than for “employment at-will,” with its employees in Hawaii.  All compensation and other payments (including, without limitation, salaries, wages, expense reimbursements, health and welfare payments, payments for accrued vacation, insurance payments, bonuses and commissions) due to the employees of VMDC in Hawaii have been paid in full and/or will be paid in full up to and including the Closing Date.  VMDC acknowledges and agrees that Praxis contemporaneously with the Closing is free to make arrangements to employ any or all of VMDC’s employees, and nothing contained in this Agreement is intended to impose any restriction or obligation on Praxis in this regard.

(l)                                    Accounts Receivable.  The VMDC Accounts Receivable as February 7, 2006 will be at least $185,000 (with the impact of approximately $19,000 in customer deposits removed).  All VMDC Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed by VMDC.  On the Closing Date, VMDC will deliver true, correct and complete copies of the VMDC Accounts Receivable ledger and back-up invoices.

(m)                              Deferred Revenues.  The Deferred Revenues as of the Closing Date will not exceed $216,000 with respect to the services to be performed by Praxis after the Closing Date.   Full details regarding the Deferred Revenues (e.g., name of customer, amounts billed and prepaid, etc.) shall be delivered in writing by VMDC to Praxis on or before the Closing Date.

(n)                                 Accounts Payable. VMDC has delivered or will deliver at the Closing a true, correct and complete report of its past due accounts payable recorded as of February 8th, 2006 pertaining exclusively to the Business (“Accounts Payable”). VMDC is not delinquent in connection with any payments due on the Accounts Payable except as set forth in above-referenced report delivered to Praxis. VMDC shall pay in a timely manner any amounts of the Accounts Payable to vendors or suppliers directly associated with the delivery of service or of products to the Business or to the Customer Contracts acquired by Praxis except for those amounts as to which VMDC is disputing and negotiating in good faith.  In the event there is a disruption or threatened disruption of service or delivery of products by VMDC’s vendors or suppliers solely due to VMDC’s failure to pay its Accounts Payable in a timely manner, Praxis may at its option pay the amounts due and claim an offset against any amounts due by Praxis to VMDC after the Closing.

(o)                                  Operation in Normal Course.  From the Effective Date through the Closing Date, VMDC shall operate the Business only in the normal course and shall not dispose of any of the Assets or incur any liabilities that might interfere with the closing of the transaction contemplated by this Agreement.

(p)                                  Disclosure.  No representation or warranty contained herein, and no statement made in any certificate, exhibit or schedule furnished in connection with or attached to this Agreement, contains any untrue statement of a material fact.

Section 6.2                                   Representations and Warranties of Buyer.  Praxis hereby represents and warrants that:

(a)                                  Limited Partnership Existence.  Praxis is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Hawaii.

(b)                                  Power and Authority.  Praxis has full power and authority to execute and perform this Agreement, subject to the terms and conditions hereof, including without limitation the absolute right and power to acquire and purchase the Assets in the manner specified herein.  All company action necessary to authorize the execution, delivery, and performance of this Agreement by Praxis has been duly taken.  This Agreement has been duly executed and delivered by Buyer, and all other documents or agreements that are to be executed and delivered by Praxis as described in Section 4.2(b) shall, upon Closing, have been duly executed by Praxis and shall constitute legal, valid, and binding obligations of Praxis enforceable in accordance with their respective terms.

(c)                                  Absence of Breach.  Neither the execution and delivery of this Agreement by Praxis and the compliance by Praxis with the terms and conditions hereof nor the consummation by Praxis of the transactions contemplated hereby will (1) result in or constitute a default, breach, or violation of any of the terms, conditions or provisions of the Articles of Organization or any operating agreement of Buyer, (2) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any material governmental permit or license issued to, Buyer, or (3) conflict with, result in a breach of, constitute a default or event of default under (whether by notice or the lapse of time or both), or require any consent, authorization, or approval in connection with any material indenture, mortgage, lien, lease, agreement or instrument to which Praxis is a party or by which Praxis may be bound.

Section 6.3                                   Survival of Representations and Warranties.  All representations and warranties of VMDC and Praxis under this Agreement shall survive the Closing Date for a period of one (1) year.  Upon the expiration of said one (1) year period, all said representations and warranties shall terminate, except for those which have been actually breached or violated prior to the expiration of such period and as to which the party claiming the breach or violation has given the other party written notice describing the breach or violation in reasonable detail prior to the expiration of such period.

ARTICLE 7

INDEMNIFICATION

Section 7.1                                   VMDC’s Indemnification.  VMDC shall indemnify and hold Praxis harmless from and against any claims, costs, losses, damages, or expenses, including reasonable attorneys’ fees, arising out of or related to any material breach of any representations or warranties of VMDC under Section 6.1(a) above.  In no event shall the indemnity provided hereunder exceed in the aggregate the Purchase Price paid by Praxis.  This indemnification provision shall be the sole remedy of Praxis in the event of a material breach of any such representations or warranties.

Section 7.2                                   Praxis’ Indemnification.  Praxis shall indemnify and hold VMDC harmless from and against any claims, costs, losses, damages, or expenses, including reasonable attorneys’ fees, arising out of or related to any material breach of any representations or warranties of Praxis under Section 6.1(b) above.  In no event shall the indemnity provided hereunder exceed in the aggregate the Purchase Price paid by Praxis.  This indemnification provision shall be the sole remedy of VMDCs in the event of a material breach of any such representations or warranties.

ARTICLE 8

DEFAULT

Section 8.1                                   Default; Time Is of the Essence.  Time is of the essence of this Agreement.  Any failure on the part of VMDC or Praxis to: (a) consummate the transactions contemplated by this Agreement on the Closing Date; (b) undertake those necessary actions required to be performed by the parties to permit closing on the Closing Date; or (c) observe or perform those conditions required to permit closing on the Closing Date, shall constitute a material breach and default on the part of such defaulting party hereunder.

Section 8.2                                   Remedies Upon Default.  It is expressly agreed by and between VMDC and Praxis that:

(a)                                  VMDC’s Remedies in the Event of Pre-Closing Default by Buyer.   In the event Praxis fails to complete the transaction described herein or is otherwise in default as defined herein, and VMDC not being in default, VMDC may either (i) cancel and terminate this Agreement upon written notice to Praxis in the manner provided in this Agreement and pursue an action against Praxis for the attorney’s fees and costs incurred in connection with the negotiation and preparation of this Agreement and VMDC’s preparations for Closing, or (ii) pursue a suit for specific performance of this Agreement.  VMDC agrees that the remedies provided in this Section 8.2(a) are VMDC’s exclusive remedies in the event of a pre-closing default by Praxis, and that VMDC hereby waives any other claim for damages or other relief against Praxis for breach of contract in the event of a pre-closing default by Praxis.

(b)                                  Praxis’ Remedies in the Event of Pre-Closing Default by VMDC.  In the event VMDC fails to complete the transaction described herein or is otherwise in default as defined herein, and Praxis not being in default, Praxis may either (i) cancel and terminate this Agreement upon written notice to VMDC in the manner provided in this Agreement and pursue an action against VMDC for the attorney’s fees and costs incurred by Praxis in connection with the negotiation and preparation of this Agreement and Praxis’ preparations for Closing, or (ii) pursue a suit for specific performance of this Agreement.  Praxis agrees that the remedies provided in this Section 8.2(b) are Praxis’ exclusive remedies in the event of a pre-closing default by VMDC, and that Praxis hereby waives any other claim for damages or other relief against VMDC for breach of contract in the event of a pre-closing default by VMDC.

(c)                                  No Impairment of Post-Closing Rights and Remedies.  Nothing contained in Section 8.2(a) or Section 8.2(b) is intended to, or shall be deemed, to impair, limit, or qualify any rights or remedies that either VMDC or Praxis has under any documents or instruments delivered at or in connection with the Closing.

ARTICLE 9

MISCELLANEOUS

Section 9.1                                   Treatment of Accounts Receivable and Accounts Payable.  The Assets include any VMDC Accounts Receivable as of February 7, 2006.  Praxis shall not assume any of VMDC’s accounts payable.  On or before the Closing Date, VMDC shall send a letter, which shall be subject to Praxis’ prior written approval, and which shall be addressed to each of VMDC’s customers and vendors, advising VMDC’s customers and vendors of the sale of the Assets to Buyer, and instructing such customers and vendors (a) to send all vendor bills and statements for all goods, services, and materials sold and delivered to VMDC before the Closing Date to VMDC, at the address for VMDC set forth in Section 9.2 below, (b) to remit all customer payments for all goods, services, and materials to Praxis at the address set forth in Section 9.2 below, (c) to remit all payments and to send all bills and statements for all goods, services, and materials from or received from vendors after the Closing Date to Praxis at the address set forth in Section 9.2 below, and (d) in the case of a customer, that the customer contract has been assigned by VMDC to Praxis.  This letter shall also state that VMDC believes this transaction is in the best interests of VMDC’s customers.  To the extent Praxis receives any payments with respect to VMDC Accounts Receivable, Praxis shall retain these payments in exchange for assuming the customer obligations associated with the Deferred Revenues.  VMDC shall report to Praxis on a daily basis any payments it receives pertaining to the VMDC Accounts Receivable, including any payments received on the Closing Date, and promptly remit those payments to Praxis: (1) on a daily basis to the extent the payments total at least $2,500, and (2) on a weekly basis by the following Monday of each week.

Section 9.2                                   Notices.  All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed duly given if (a) delivered personally, (b) sent by telefacsimile during normal business hours to the telefacsimile number set forth below, or (c) sent by registered or certified mail (with adequate postage prepaid) to the address set forth below in respect of each party, or at such other address as such party may designate in writing to the other party:

To VMDC:	VantageMed Corporation 11060 White Rock Road, Suite 210 Rancho Cordova, CA 95670 Attn: Philip Ranger/Chief Financial Officer

To Praxis:	Praxis, L.P. 1585 Kapiolani Boulevard, Suite 1800 Honolulu, HI 96814 Attn: Creighton Arita

Section 9.3                                   No Waiver.  No failure by VMDC or Praxis to insist upon strict performance by the other party of any of the terms and provisions of this Agreement shall constitute or be deemed to be a waiver of any such term or provision, or constitute an amendment or waiver of any such term or provision by course of performance.

Section 9.4                                   Bulk Sales Requirements.  Within five (5) business days after the Closing Date, VMDC will file a Report of Bulk Sale or Transfer with the Hawaii Department of Taxation and will deliver such Report to Praxis upon approval by the Hawaii Department of Taxation.

Section 9.5                                   Billing Service Contracts.  VMDC will inform its Billing Service Contract customers that VMDC will be exiting the Hawaii market and winding down its operations.  Praxis shall deliver to such customers a Customer Letter in the form attached hereto as Exhibit B-2.

(a)                                  Option 1.  In the event a customer selects Option 1, Praxis shall contact the customer to discuss the terms of a new billing services contract with Praxis (“Praxis Contract”) and VMDC shall terminate the Billing Services Contract upon notice of the parties execution of the Praxis Contract.

(b)                                  Option 2.  In the event a customer selects Option 2 in a timely manner, Praxis shall assume the respective Billing Service Contract.

(c)                                  Option 3.  In the event a customer selects Option 3 or does not respond to the Customer Letter in timely manner (15 days from the Closing Date), VMDC will promptly send to such customer a confirmation of termination and Praxis will not assume such customer’s Billing Service Contract.  VMDC shall be solely responsible for its performance obligations under such Billing Service Contracts until such Contracts terminate.  During the 90 day period after the Closing Date, VMDC shall engage Praxis to provide the required services under such Billing Service Contract pursuant to an Interim Billing Services Agreement in the form attached hereto as Exhibit “C.”.

Section 9.6                                   Publicity.  Prior to and following the Closing, neither VMDC nor Praxis, nor any of their respective representatives or agents, shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transaction contemplated hereby for dissemination to the public without the prior consent of the other party, provided, however, that VMDC may make such public announcements and disclosures as may be required under applicable law, including under the rules and regulations promulgated by the Securities and Exchange Commission and applicable securities laws.

Section 9.7                                   No-Shop.  Between the Effective Date and the earlier of the Closing Date or the Termination Date, neither VMDC nor any of its representatives or agents shall, directly or indirectly: (a) solicit or engage in discussions or negotiations with or provide any information to, or otherwise cooperate with any person or entity who or which seeks to acquire, or expresses an interest in acquiring, the Business, or any or all of the Assets; (b) solicit or engage in discussions or negotiations with or provide any information to, or otherwise cooperate with any person or entity for the purpose of otherwise affecting a transaction inconsistent with the transactions contemplated by this Agreement; or (c) enter into any agreement with or grant any option to any third person or entity to sell to such third person VMDC’s Business or the Assets.

Section 9.8                                   Entire Agreement; Amendment.  The parties hereto represent, acknowledge, and agree that in entering into this Agreement they have not relied upon any promises, representations, warranties, or statements of any kind or nature whatsoever made by any party hereto, or by any officer, director, or agent of said party, or by any other person on behalf of said party, that is not expressly as set forth in this Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all prior or oral or written representations, correspondence, letters of intent, agreements, and undertakings between the parties hereto with respect to the subject matters hereof except that the terms and conditions of the Non-Disclosure Agreement dated December 27th, 2005 between VMDC and Praxis shall remain in full force and effect.  This Agreement may not be amended or modified in any respect except by an instrument in writing executed by the parties sought to be charged by the effect of such amendments or modifications.

Section 9.9                                   Interpretation of Agreement.  VMDC and Praxis each acknowledge that it has been represented and advised by legal counsel in the negotiation and legal effects of this Agreement, and that such party has participated in the drafting of this Agreement.  No negotiations concerning or modifications made to prior drafts of this Agreement shall be construed in any manner to limit, reduce, or impair the rights, remedies, duties, and obligations of the parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in either Praxis’ or VMDC’s favor.

Section 9.10                            Partial Invalidity.  If any provision hereof is held invalid or not enforceable to its fullest extent, such provision shall be enforced to the extent permitted by law, and the validity of the remaining provisions hereof shall not be affected thereby.

Section 9.11                            Fees and Costs.  Except as otherwise provided herein, VMDC and Praxis shall each pay for its own respective attorneys’ fees and accountants’ fees incurred in connection with the transaction and closing of the transaction contemplated hereunder.

Section 9.12                            Parties in Interest.  The rights and obligations of VMDC and Praxis as herein undertaken pursuant to this Agreement shall inure to the benefit of and be binding upon their respective estates, heirs, devisees, personal representatives, successors, successors-in-trust, and assigns.

Section 9.13                            Assignment.  Praxis shall have the right, without the prior written consent of VMDC, to assign, delegate, or transfer its rights under this Agreement, but no such assignment, delegation, or transfer shall release Praxis from Praxis’ obligations hereunder, unless VMDC shall so agree in writing.

Section 9.14                            Captions, Gender, and Number.  The headings of paragraphs herein are for convenience and reference only and shall in no way define, limit, or describe the scope or intent of any provision in this Agreement.  The use of any gender herein shall be deemed to include other genders and the use of the singular herein shall be deemed to include plural (and vice versa) whenever appropriate.

Section 9.15                            Governing Law; Etc.  This Agreement and the respective rights and obligations of the parties shall be construed and interpreted in accordance with the laws of the State of Hawaii, and, in any case involving diversity of citizenship, shall be litigated in and subject to the jurisdiction of the courts of the State of Hawaii.  VMDC and Praxis hereby expressly agree that any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Hawaii.  By execution and delivery of this Agreement, VMDC and Praxis each hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, and hereby irrevocably waives any claim, and agrees not to plead or claim, that any such courts lack personal jurisdiction over such party.

Section 9.16                            Confidentiality and Non-Disclosure.  VMDC and Praxis hereby agree that the terms and conditions of this Agreement shall be deemed to be confidential, and shall not be voluntarily disclosed by any party hereto without the prior written consent of the other parties hereto, except to such party’s employees, representatives, legal or financial advisors, lenders, brokers, consultants, appraisers, and potential investors, provided, however, that VMDC may make such public announcements and disclosures as may be required under applicable law, including under the rules and regulations promulgated by the Securities and Exchange Commission and applicable securities laws.

Section 9.17                            Facsimile or Fax Signature.  The execution and delivery by facsimile of the signature of a party to this Agreement or of an officer, general partner or other authorized signatory of a party to this Agreement shall constitute execution and delivery by that party and shall bind that party to the terms and conditions contained in this Agreement.

Section 9.18                            Counterparts.  This Agreement may be executed in two (2) or more counterparts, and said counterparts shall together constitute one and the same instrument, binding all parties hereto, notwithstanding that all of the parties hereto are not signatories to the same counterparts.  For all purposes, including, without limitation, delivery of this instrument, the original signature pages and acknowledgments of each of the counterparts may be assembled, together with a copy of all remaining pages of this instrument, to constitute an original or duplicate original hereof.

Section 9.19                            Further Assurances.  Each party to this Agreement agrees (i) to execute and deliver to the other party such other documents and (ii) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date first written above.

VANTAGEMED CORPORATION

By	/s/ Philip D. Ranger
Its Chief Financial Officer

By
Its

“VMDC”

PRAXIS, L.P.

By Praxis Corporation, Its General Partner

By	/s/ Creighton D. Arita
Its President

By
Its
“Praxis”

EXHIBIT “A”

Schedule of Furniture, Fixtures and Equipment

EXHIBIT “B-1”

List of Customer Contracts

EXHIBIT “B-2”

Customer Letter

EXHIBIT “C”

Interim Billing Services Agreement

EXHIBIT “D”

Software and Services Agreement

EXHIBIT “E”

Noncompetition Agreement

EXHIBIT “F”

Assignment, Bill of Sale, and Assumption Agreement

EXHIBIT “G”

Assignment of Trade Name and Unregistered Trademarks

EXHIBIT “H”

Tax Clearance

SCHEDULE 3.3

Purchase Price Allocation